EXHIBIT D-5

                                                                  Conformed Copy


                                      NRC Operating License No. DPR-35
                                             Docket No, 50-293


                                                                February 3, 1999


U.S. Nuclear Regulatory Commission
One White Flint North
11555 Rockville Pike
Rockville, Maryland  20852

     Attn:  Document Control Desk

          Re:  Request for Commission Consent to the Indirect
               Transfer of Control of the Operating License
               Identified Above./1/

     I.  INTRODUCTION

     Boston Edison Company ("Boston Edison"), hereby requests that the Commission consent to the indirect transfer of control of Boston Edison's interest in Operating License No. DPR-35 (the "Pilgrim Operating License")/2/ pursuant to Section 184/3/ of the Atomic Energy Act of 1954, as amended (the "Act"), and 10 CFR ss.50.80. This request is being filed in

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1    This Request is being filed  concurrently  with a related  filing in Docket
     No. 50-443 that relates to the same transaction.

2 There is currently pending before the Commission in Docket No. 50-293 a request, dated December 21, 1998, for approval of the Transfer of the Pilgrim Operating License from Boston Edison to Entergy Nuclear Generation Company in connection with the sale of Pilgrim Station (the "Pilgrim Sale"), the consummation of which transaction would render Boston Edison's request herein moot. However, it is unclear whether the Pilgrim Sale or the Parent Merger will close first, and therefore Boston Edison requests prompt processing of its request herein.

3    42 U.S.C. ss.2234.
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connection with the proposed merger of the parent  organization of Boston Edison with Commonwealth Energy System (the "Parent Merger").

     Transaction Background: Boston Edison is a wholly-owned subsidiary of BEC Energy, a Voluntary Association organized under the laws of Massachusetts ("BEC"), and an exempt public utility holding company under Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). On December 5, 1998 BEC and Commonwealth Energy System ("CES") entered into an Agreement and Plan of Merger pursuant to which those entities will merge into a new surviving Massachusetts corporation (the "New Company"). Upon consummation of the Parent Merger, the stockholders of BEC and CES will become stockholders of New Company (with BEC stockholders owning approximately 68% of New Company and CES stockholders owning approximately 32%) and the assets (including their respective subsidiaries) and liabilities of BEC and CES will become assets and liabilities of New Company. Therefore, Boston Edison will become a wholly-owned subsidiary of New Company. Thus, the Parent Merger will effect an indirect change of control of Boston Edison's interest in the Pilgrim Operating License.

     Pilgrim Background: Pilgrim Nuclear Power Station ("Pilgrim Station") is a nuclear powered generating facility owned by Boston Edison and is operated by Boston Edison pursuant to the Pilgrim Operating License. As the original owner of Pilgrim Station, Boston Edison was found to be technically and financially qualified to construct, own and operate Pilgrim Station. Granting the request contained in this submission will not in any way affect Boston Edison's responsibilities as operator of Pilgrim Station or any technical aspects of the Pilgrim Operating License.

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

     Regulatory Approvals. In addition to the consent of the Commission requested hereby, the proposed Parent Merger will require the regulatory approvals listed below.

     1. Massachusetts Department of Telecommunications and Energy ("MDTE"). Boston Edison will file a rate plan for approval by the MDTE under the provisions of M.G.L. c. 164, in order to receive the appropriate ratemaking treatment for certain of the transaction costs associated with the proposed Parent Merger.

     2. Securities and Exchange Commission ("SEC"). A preliminary joint proxy statement will be filed by BEC and CES for approval of the merger transaction with the SEC, and a second filing will be made with the SEC seeking an exemption for the New Company under the provisions of the PUHCA.

     3. Federal Energy Regulatory Commission (""FERC"). An application will be filed pursuant to section 203 of the Federal Power Act for FERC approval of the Parent Merger.

     4. Federal Trade Commission/Department of Justice. A letter regarding the merger transaction will be filed with the United States Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

II.  APPLICATION FOR CONSENT TO INDIRECT TRANSFER OF CONTROL.

     Pursuant to 10 CFR ss.50.80, Boston Edison hereby requests that the Commission consent to the indirect transfer of control of Boston Edison's interest in the Pilgrim Operating License which indirect transfer of control will result from the implementation of the Parent Merger described above.

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     Set forth below is the supporting  information required by the Commission's implementing regulation, 10 CFR ss.50.80, for an application for consent to such an indirect transfer.

     1. 10 CFR ss.50.33 General Information:

          (a) Name of Licensee: Boston Edison will continue to be the licensee under the Pilgrim Operating License.

          Address of Licensee: The current business address is 800 Boylston Street, Boston, MA 02199, until the Commission is otherwise notified in writing.

          Description of Business: Boston Edison is a public utility under Massachusetts law, doing business in Massachusetts, engaged primarily in the transmission, distribution and sale of electric power at retail as well as the generation of electric power at Pilgrim Station, a portion of which is sold at wholesale under contracts regulated by FERC.

          Corporate Charter:

               (i) Boston Edison is an electric utility corporation organized under the laws of the Commonwealth of Massachusetts with its principal place of business in Massachusetts. Its Articles of Organization and Bylaws will be provided upon request. They will not be changed in any way as a result of the Parent Merger.

              (ii) The names and addresses of the directors and principal officers of Boston Edison, all of whom are United States citizens, are as follows:

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                                    DIRECTORS
                                    ---------

     Names                                       Business Address
     -----                                       ----------------
     Gary L. Countryman                                 (1)
     Thomas G. Dignan, Jr.                              (1)
     Richard J. Egan                                    (1)
     Charles K. Gifford                                 (1)
     Nelson S. Gifford                                  (1)
     Matina S. Horner                                   (1)
     Paul A. LaCamera                                   (1)
     Thomas J. May                                      (1)
     Sherry H. Penney                                   (1)
     Herbert Roth, Jr.                                  (1)
     Stephen J. Sweeney                                 (1)

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(1) Boston Edison, 800 Boylston Street, Boston, MA 02199.
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                                    OFFICERS
                                    --------

     Title                                Name                     Address
     -----                                ----                     -------
     Chairman of the Board, President
       and Chief Executive Officer        Thomas J. May              (1)
     Executive Vice President             Ronald A. Ledgett          (1)
     Senior Vice President                Alison Alden               (1)
     Senior Vice President                L. Carl Gustin             (1)
     Senior Vice President and
       General Counsel                    Douglas S. Horan           (1)
     Senior Vice President and
       Treasurer                          James J. Judge             (1)
     Vice President - Information
       Technology                         William N. Dimoulas        (1)
     Vice President - Strategic
       Planning and Business Dev.         Philippe A. Frangules      (1)
     Vice President - Customer Care       David A. Samuel            (1)
     Vice President - Nuclear and
       Station Director                   Theodore A. Sullivan       (1)
     Vice President, Controller and
       Chief Accounting Officer           Robert J. Weafer, Jr.      (1)
     Clerk of the Corporation             Theodora S. Convisser      (1)
     Assistant Treasurer                  Donald Anastasia           (1)
     Assistant Clerk of the Corporation   Philip J. Lembo            (1)

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(1) Boston Edison, 800 Boylston Street, Boston, MA 02199.
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             (iii)  Foreign Control:  Boston Edison is not now owned, controlled or dominated by an alien, foreign corporation or foreign government. After the merger, Boston Edison will not be owned, controlled or dominated by an alien, foreign corporation or foreign government.

          (e)  Agency   Status:   Boston  Edison  is  not  acting  as  agent  or
     representative of any other person.

          (f) Financial Information: The information with respect to Boston Edison required by clause (4) of 10 CFR Section 50.33 appears in Paragraph 2(a) below.

          (g) Emergency Response Plan: This section is not applicable to this request

          (h) Construction or Alteration at Facility: This section is not applicable to this request.

          (i)  Regulatory   Agencies  and  News   Publications:   The  following
     regulatory agencies, in addition to the Commission, have financing, siting, or ratemaking jurisdiction over Boston Edison:

          Massachusetts Department of Telecommunications and Energy 100 Cambridge Street
          Boston, MA 02202

          Securities and Exchange Commission
          450 Fifth Street, NW
          Washington, D.C.  20549

          Federal Energy Regulatory Commission
          888 First Street, NE
          Washington, D.C.  20426

          The  following  publications  circulate in the general area of Pilgrim
     Station:

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

          The Boston Globe
          P.O. Box 2378
          Boston, MA 02107-2378

          Patriot Ledger
          P.O. Box 9159
          Quincy, MA 02169

          Old Colony Memorial
          P.O. Box 9959
          Plymouth, MA 02362

          (j)  Restricted Data:

          This application does not contain any Restricted Data or other defense information, and it is not expected that any such information will become involved in the licensed activities. However, in the event such information does become involved, Boston Edison agrees that it will appropriately safeguard such information and will not permit any individual to have access to Restricted Data until the Office of Personnel Management shall have made an investigation and reported to the Commission on the character, associations and loyalty of such individual, and the Commission shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

          (k) Decommissioning: The information under this clause appears in Paragraph II 2(b) below.

     2. 10 CFR ss.50.33 Financial Information:

          (a) Financial Qualifications for Continued Conduct of Activities:

     Clause  (f)  of  10  CFR   ss.50.33   exempts  an  electric   utility  from
demonstrating its financial qualifications. Boston Edison currently is, and after implementation of the Parent

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

Merger will continue to be, an "electric utility" as defined in 10 CFR ss.50.2. Having sold its fossil generating assets, Boston Edison's business now is primarily that of a transmission and distribution company where rates are regulated by the MDTE and, until the sale of Pilgrim Station is completed/4/, also involves operation of Pilgrim Station, the output of which is sold in major part at retail to Boston Edison customers and in part at wholesale under cost-of-service contracts approved by FERC. Therefore, Boston Edison submits that it is exempted from the requirements of clause (f) of 10 CFR ss.50.33.

     Without waiving that exemption and to assist the Commission's evaluation of this Joint Request, Boston Edison voluntarily submits the following information relating to its qualifications to continue funding its operational activities authorized by the Pilgrim Operating License:

     Chapter 164 of the Acts of 1997 (the "Massachusetts Restructuring Act") established the framework to restructure the electric utility industry in Massachusetts. In anticipation of the Massachusetts Restructuring Act and consistent with the Order, dated December 31, 1996, of the Massachusetts Department of Public Utilities (now the MDTE) in Docket No. 96-23, Boston Edison entered into a Settlement Agreement, dated July 8, 1997, with the Attorney General of Massachusetts and other interested parties (a copy of which is attached as Exhibit A hereto) that was designed to allow full recovery of Boston Edison's share (74.26867%)5 of the sunk costs and the decommissioning costs relating to Pilgrim Station and of the operational

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4    See footnote 2, supra.

5 The balance of these costs (25.73133%) are recovered under wholesale Power Contracts with other investor-owned or municipal utilities that have been filed with, and are regulated by, FERC.
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

activities at Pilgrim Station based upon a performance based rate./6/ The Settlement Agreement was approved by the MDTE by Order, dated January 28, 1998, a copy of which is attached as Exhibit B.

     (b) Decommissioning Funding: Clause (k) of 10 CFR ss.50.33 requires an application for an operating license for a utilization facility to contain information indicating how reasonable assurance will be provided that funds will be available to decommission the facility.

     On July 26, 1989, Boston Edison submitted the "Pilgrim Nuclear Power Station Decommissioning Funding Report" that demonstrated how such reasonable assurance would be provided by Boston Edison, which report has been updated as required by NRC regulations. Boston Edison has made all required payments into its Decommissioning Trust. In addition, Section 1G of the Massachusetts Restructuring Act and the Settlement Agreement both provide that decommissioning costs will be recovered under a non-avoidable wires charge to be collected from ratepayers.

3. 10 CFR ss.50.34 Information:

     Clause (b)(7) of 10 CFR ss.50.34 requires information describing the technical qualifications of the applicant to engage in the proposed activity. Boston Edison's technical qualifications were approved in Docket No. 50-293. The Parent Merger does not involve any modification of Boston Edison's responsibilities. The Parent Merger will not affect Boston Edison's technical qualifications. Therefore, clause (b)(7) of 10 CFRss.50.34 is not applicable.

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6    See Section 2.7 of  Attachment  3 to the  Settlement  Agreement  (Exhibit A
     hereto).
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4. 10 CFR ss.50.33a Information:

     Boston Edison has disposed of substantially all of its generation capacity as a result of the Massachusetts Restructuring Act, except for its interest in Pilgrim station/7/. Furthermore, the indirect change of control involved herein does not represent a transfer to a new owner but only a corporate restructuring. Finally, because the Pilgrim Operating License is issued under Section 104b of the Act, it is not subject to antitrust review as provided in Section 105 of the Act. Therefore, no Section 105 antitrust review is required.

III.  CONCLUSION.

     Based upon the foregoing, Boston Edison, hereby respectfully requests that the Commission consent to the indirect transfers of control described in Section II hereof.

     As stated above, the proposed merger will require several different regulatory approvals, the timing of which is difficult to predict. In order to facilitate completion of the merger, the undersigned respectfully requests that the Commission act on this Request as promptly as possible and that the Commission provide that its Consent remain effective until at least December 31, 1999.

                                      Respectfully submitted,

                                      BOSTON EDISON COMPANY

                                      By     s/ Douglas S. Horan
                                             -------------------
                                      Douglas S. Horan
                                      Senior Vice President and General Counsel.

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7    See footnote 2 supra.
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Commonwealth of Massachusetts )
County of Suffolk             )                   February 3, 1999

     Then personally appeared before me, Douglas S. Horan, who being duly sworn, did state that he is Senior Vice President and General Counsel of Boston Edison Company and that he is duly authorized to execute and file the submittal contained herein in the name and on behalf of Boston Edison Company and that the statements herein attributable to Boston Edison Company are based on facts and circumstances which are true and correct to the best of his knowledge and belief.



                                          s/  William S. Stowe
                                          --------------------
                                      Notary Public
                                                                        (Seal)

                                      My commission expires: _____________

                                      William S. Stowe, Notary Public
                                      Commission Expires May 7, 2004

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